Exhibit 99.1
News Release

Corporate Offices
35 Vantage Point Drive, Rochester, New York 14624
Telephone: 585-352-7777 Fax: 585-352-7788

Contact:
Charles P. Hadeed, President, CEO and COO	Van Negris / Lexi Terrero
John J. Zimmer, Vice President of Finance and CFO	Van Negris & Company, Inc. – 212-759-0290
Transcat, Inc. – 585-352-7777	Robert Cavosi
Broadgate Consultants, LLC – 212-493-6981
FOR IMMEDIATE RELEASE
Transcat Announces Fiscal Year 2008 First Quarter Results;
Net Income increases 105%
ROCHESTER, NY – July 26, 2007 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for the fiscal year 2008 first quarter ended June 30, 2007.

Fiscal Year 2008 First Quarter Overview
•	Net sales increased 4.3% to $16.2 million in the fiscal year 2008 first quarter.

•	Operating income increased by 33.6% to $0.4 million in the fiscal year 2008 first quarter.

•	Net income increased 105.2% to $0.2 million in the fiscal year 2008 first quarter.

•	Distribution Products — Net sales increased 3.7% to $10.9 million in the fiscal year 2008 first quarter from $10.5 million in the fiscal year 2007 first quarter. Distribution Products gross profit ratio for the fiscal year 2008 first quarter increased 2.3 points to 28.0% from 25.7% in the fiscal year 2007 first quarter.

•	Calibration Services — Net sales increased 5.6% to $5.3 million in the fiscal year 2008 first quarter from $5.0 million in the fiscal year 2007 first quarter. Calibration Services gross profit ratio for the fiscal year 2008 first quarter decreased 0.7 points to 22.4% from 23.1% in the fiscal year 2007 first quarter.

•	Earnings per share increased to $0.03 per diluted share for the fiscal year 2008 first quarter compared to $0.02 per diluted share for the fiscal year 2007 first quarter.

Operations Review
Charles P. Hadeed, Transcat’s President, CEO and COO, stated: “I am pleased with our results for the fiscal year 2008 first quarter. We have been and will continue to be focused on driving growth in the Calibration Services segment and now we are beginning to see the results of those efforts. While our growth in Distribution Products sales was 3.7%, our gross profit in this segment grew by over 13% which reflects improved margins on sales to both our direct and indirect customer bases.
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Transcat, Inc.
Page Two – July 26, 2007
“As we focused on improving our gross margins on sales through our indirect sales channel during the fiscal year 2008 first quarter we anticipated and experienced a consequent decline in sales within that channel. However, that decline was more than offset by higher margin growth in our direct channel.
“Our sales growth in the Calibration Services segment is the result of the changes that we made during the prior two quarters in our sales organization. We continue to believe that by providing high quality calibration and repair services we will continue to attract and retain customers who value and trust the integrity of our processes and our certifications.
“In addition to our sales growth, I am also pleased that we have doubled our net income and reduced our debt to $2.0 million as a result of our strong cash flow.”
Looking Ahead
Mr. Hadeed continued: “For fiscal year 2008, we expect continued growth in both Distribution Products and Calibration Services. With the continued growth in sales, we expect that we will begin to see an expansion in our gross profit margins, particularly in the Calibration Services segment.”
Fiscal Year 2008 First Quarter Financial Summary
For the fiscal year 2008 first quarter, net sales were $16.2 million, an increase of $0.7 million or 4.3%, compared with net sales of $15.5 million for the fiscal year 2007 first quarter. Distribution Products net sales for the fiscal year 2008 first quarter were $10.9 million, an increase of $0.4 million or 3.7%, compared with Distribution Products net sales of $10.5 million for the fiscal year 2007 first quarter. Calibration Services net sales for the fiscal year 2008 first quarter were $5.3 million, an increase of $0.3 million or 5.6%, compared with Calibration Services net sales of $5.0 million for the fiscal year 2007 first quarter.
For the fiscal year 2008 first quarter, operating income was $0.4 million, an increase of $0.1 million or 33.6%, compared to operating income of $0.3 million for the fiscal year 2007 first quarter.
For the fiscal year 2008 first quarter, net income was $0.2 million, an increase of $0.1 million or 105.2% compared to net income of $0.1 million in the fiscal year 2007 first quarter. Earnings per share for the fiscal year 2008 first quarter were $0.03 per diluted share compared to $0.02 per diluted share in the fiscal year 2007 first quarter.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
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Transcat, Inc.
Page Three – July 26, 2007
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through its Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control. For a more detailed discussion of the risks and uncertainties that may affect Transcat’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Transcat’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

Transcat, Inc.
Page Four – July 26, 2007
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	First Quarter Ended
	June 30,	June 24,
	2007	2006

Product Sales	$10,927	$10,536
Service Sales	5,263	4,983

Net Sales	16,190	15,519

Cost of Products Sold	7,865	7,829
Cost of Services Sold	4,086	3,831

Total Cost of Products and Services Sold	11,951	11,660

Gross Profit	4,239	3,859

Selling, Marketing and Warehouse Expenses	2,208	2,134
Administrative Expenses	1,582	1,389

Total Operating Expenses	3,790	3,523

Operating Income	449	336

Interest Expense	34	93
Other Expense, net	81	75

Total Other Expense	115	168

Income Before Income Taxes	334	168
Provision for Income Taxes	96	52

Net Income	$238	$116

Basic Earnings Per Share	$0.03	$0.02
Average Shares Outstanding	7,068	6,830

Diluted Earnings Per Share	$0.03	$0.02
Average Shares Outstanding	7,460	7,345
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Transcat, Inc.
Page Five – July 26, 2007
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	June 30,	March 31,
	2007	2007
ASSETS
Current Assets:
Cash	$258	$357
Accounts Receivable, less allowance for doubtful accounts of $52 and $47 as of June 30, 2007 and March 31, 2007, respectively	7,297	8,846
Other Receivables	290	352
Inventory, net	4,169	4,336
Prepaid Expenses and Other Current Assets	749	762
Deferred Tax Asset	636	851

Total Current Assets	13,399	15,504
Property and Equipment, net	3,014	2,814
Goodwill	2,967	2,967
Deferred Tax Asset	814	791
Other Assets	349	346

Total Assets	$20,543	$22,422

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,726	$5,307
Accrued Compensation and Other Liabilities	1,502	2,578
Income Taxes Payable	–	42

Total Current Liabilities	6,228	7,927
Long-Term Debt	2,049	2,900
Other Liabilities	408	366

Total Liabilities	8,685	11,193

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,350,254 and 7,286,119 shares issued as of June 30, 2007 and March 31, 2007, respectively; 7,074,472 and 7,010,337 shares outstanding as of June 30, 2007 and March 31, 2007, respectively	3,675	3,643
Capital in Excess of Par Value	5,435	5,268
Warrants	329	329
Accumulated Other Comprehensive Income	235	43
Retained Earnings	3,172	2,934
Less: Treasury Stock, at cost, 275,782 shares as of
June 30, 2007 and March 31, 2007	(988)	(988)

Total Shareholders’ Equity	11,858	11,229

Total Liabilities and Shareholders’ Equity	$20,543	$22,422

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Transcat, Inc.
Page Six – July 26, 2007
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	First Quarter Ended
	June 30,	June 24,
	2007	2006
Cash Flows from Operating Activities:
Net Income	$238	$116
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in)
Operating Activities:
Deferred Income Taxes	191	37
Depreciation and Amortization	382	358
Provision for Accounts Receivable and Inventory Reserves	(14)	12
Stock-Based Compensation	100	142
Amortization of Restricted Stock	14	11
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,802	167
Inventory	167	179
Prepaid Expenses and Other Assets	(95)	(137)
Accounts Payable	(581)	4
Accrued Compensation and Other Liabilities	(1,031)	(1,268)
Income Taxes Payable	(42)	(71)

Net Cash Provided by (Used in) Operating Activities	1,131	(450)

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(477)	(273)

Net Cash Used in Investing Activities	(477)	(273)

Cash Flows from Financing Activities:
Chase Revolving Line of Credit, net	(851)	–
GMAC Revolving Line of Credit, net	–	1,128
Payments on Other Debt Obligations	–	(184)
Issuance of Common Stock	85	54

Net Cash (Used in) Provided by Financing Activities	(766)	998

Effect of Exchange Rate Changes on Cash	13	16

Net (Decrease) Increase in Cash	(99)	291
Cash at Beginning of Period	357	115

Cash at End of Period	$258	$406

Supplemental Disclosures of Cash Flow Activity:
Cash paid during the period for:
Interest	$42	$94
Income Taxes, net	$47	$85

Supplemental Disclosure of Non-Cash Financing Activity:
Treasury Stock Acquired in Cashless Exercise of Stock Options	$–	$50
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